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                                                                    Exhibit 10.1


                               AMENDMENT NO. 1 TO

                         RESEARCH AND LICENSE AGREEMENT

             This Amendment No. 1, dated as of September 30, 1998 is between ArQule, Inc. ("ArQule") a Delaware Corporation and Roche Bioscience, a division of Syntex (U.S.A.) Inc. ("Roche Bioscience"), a Delaware Corporation.

             WHEREAS, ArQule and Roche Bioscience entered into a Research and License Agreement dated September 13, 1996 (the "Agreement") under which, among other things, ArQule performs certain research and compound optimization activities for Roche Bioscience in exchange for payment by Roche Bioscience of research funds, milestone payments and royalties;

             WHEREAS, Roche Bioscience notified ArQule by letter dated March 31, 1993 that Roche Bioscience was exercising its right to terminate the Directed Array Program of the Agreement effective September 30, 1998 (the "Termination Notice") but are willing to continue the collaboration in a different form;

             WHEREAS, Roche Bioscience and ArQule have agreed to meet to discuss the possibility of a broader collaboration between ArQule and the Roche Group, of which Roche Bioscience is a member;

             WHEREAS, Roche Bioscience; has decided to withdraw the Termination Notice and desires instead to amend the Agreement as provided herein; and,

             WHEREAS, ArQule is willing to amend certain provisions of the Agreement as set forth herein;

             NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment No. 1, the parties hereby agree as follows:

1. Except as specifically amended by the terms hereof, the remaining terms and provisions of the Agreement shall not be affected by this Amendment No. 1 and shall remain in full force and effect.

2. Capitalized terms utilized and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

3.      Roche Bioscience hereby withdraws the Termination Notice.

4. Section 1.36 of the Agreement is hereby deleted and replaced with the following:

            1.36 "Research Period" shall mean the period commencing on the Effective Date and ending on March 31, 1999, unless extended by mutual agreement of the parties or terminated early in accordance with Article 11.


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5.      Section 1.46 of the Agreement is hereby re-designated Section 1.50 and the following sections are hereby added to the Agreement:

             1.46 "Production Plan" means a plan developed by the parties for the production of Proprietary Screening Array Sets by ArQule for Roche Bioscience under the Proprietary Screening Array Program. If necessary, the Research Committee will periodically update the Production Plan during the performance of the Proprietary Screening Array Program. The initial Production Plan is attached as Exhibit A to this Amendment.

             1.47 "Proprietary Screening Array Compound" means a compound that ArQule has produced for Roche Bioscience and delivered to Roche Bioscience under a Proprietary Screening Array Program as described in Section 3.5 of the Agreement.

             1.48 "Proprietary Screening Array Program" means a research program in which ArQule produces Proprietary Screening Array Sets pursuant to the Production Plan and delivers the Proprietary Screening Array Compounds to Roche Bioscience, as further described in Section 3.5 of the Agreement.

             1.49 "Proprietary Screening Array Set" means an Array synthesized by ArQule for Roche Bioscience under the Proprietary Screening Array Program, as described in Section 3.5 of the Agreement.

6.      The following sentence is hereby added to the end of Section 2.2 of the
Agreement:

             The Research Committee shall direct and administer the Proprietary Screening, Array Program in accordance with Section 3.5.

7. The parties agree that the obligations of ArQule and Roche Bioscience pursuant to Sections 3.1, 3.2 and 3.3 of the Agreement shall be satisfied upon the completion by ArQule, subject to Section 3.6, of the [*] and, if requested by Roche Bioscience, a small amount of exploratory array support for the [*]. ArQule acknowledges the payment by Roche Bioscience of the funds set forth in
Section 3.6 of the Agreement.

8.      Section 3.4 of the Agreement is hereby deleted and replaced with:

             3.4 TERMINATION OF DIRECTED ARRAY PROGRAM. The Directed Array Program shall commence on the Effective Date of the Agreement and continue until March 31, 1999, unless earlier terminated as provided in Article 11.

9.      The following sections are hereby added to the Agreement:

             3.5 PROPRIETARY SCREENING ARRAY PROGRAMS.



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             3.5.1 DESCRIPTION OF PROPRIETARY SCREENING ARRAY PROGRAM. Subject
             to Section 3.6, ArQule shall produce and deliver to Roche Bioscience the Proprietary Screening Array Set(s) set forth in the Production Plan. Roche Bioscience shall provide the molecular cores as specified by the Production Plan. ArQule shall produce the Proprietary Screening Array Compounds in its AMAP(TM) parallel synthesis system, perform quality analysis, register the Proprietary Screening Array Compounds, and deliver the completed Proprietary Screening Array Set(s) to Roche Bioscience as further described in Section 3.5.3 below.

             3.5.2 CONDUCT OF PROPRIETARY SCREENING ARRAY PROGRAM. Subject to
             Section 3.6, ArQule shall commence and perform the Proprietary Screening Array Program as directed by the Research Committee in accordance with the Production Plan. With respect to each Proprietary Screening Array Set, the Production Plan will contain the following: (i) the constant molecular core for the Proprietary Screening Array Set; (ii) the variable diversity elements that will be used in the Proprietary Screening Array Set; (iii) the appropriate number and types of compounds that each Proprietary Screening Array Set should contain; (iv) the appropriate amount and purity of the compounds in each Proprietary Screening Array Set; and (v) completion criteria for a satisfactory Proprietary Screening Array Set. ArQule reserves the right to exclude from the Proprietary Screening Array Program any molecular cores, diversity elements, and compounds that, prior to the time that the compound was proposed by Roche Bioscience, was already included in a program with a third party or an internal ArQule program. In such event, ArQule shall notify the Research Committee as soon as possible after Roche Bioscience proposes the compound. At the request of the Research Committee, ArQule shall conduct limited probing reactions to determine chemical feasibility with respect to no more than [*] chemical cores as part of the planning process. The Production Plan may also include an expected production and delivery schedule of Proprietary Screening Array Set(s) by ArQule and any other issues or items that the Research Committee determines would facilitate the Proprietary Screening Array Program. The Proprietary Screening Array Sets shall not include proprietary chemistries that ArQule has licensed from third parties.

             3.5.3 PROGRAM PERFORMANCE. ArQule shall have primary responsibility for conducting the Proprietary Screening Array Program, with the cooperation and assistance of Roche Bioscience as further specified in the Production Plan. Roche Bioscience shall provide the molecular cores as specified by the Production Plan. Subject to the authority of the Research Committee, ArQule will use commercially reasonable efforts to produce the Proprietary Screening Array Set(s) in accordance with the Production Plan. After ArQule synthesizes a Proprietary Screening Array Set, ArQule will analyze selected compounds in the Proprietary Screening Array Set to determine overall compound purity, with the results furnished to the Research




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             Committee. ArQule will deliver the Proprietary Screening Array
             Compounds to Roche Bioscience formatted in 96-well microtiter plates with both a paper and electronic copy of the chemical structures and spatial address of each compound in the Proprietary Screening Array Set. The parties anticipate that each Proprietary Screening Array Set produced in the Proprietary Screening Array Program will include approximately twenty (20) milligrams of each Proprietary Screening Array Compound (subject to availability of the component compounds provided by Roche Bioscience). However, the Research Committee will determine the actual specifics for implementation of the Proprietary Screening Array Program.

             ArQule shall continue efforts to produce each Proprietary Screening Array Set, as set forth in this Section 3.5.3 and subject to
             Section 3.6, until the earliest to occur of (i) the Research Committee determines that ArQule has delivered a satisfactory Proprietary Screening Array Set in accordance with the completion criteria in the Production Plan; (ii) the Research Committee determines that further work is unlikely to result in production of a Proprietary Screening Array Set that will meet the completion criteria in the Production Plan; (iii) the end of the Research Period; or (iv) expiration or termination of this Agreement in accordance with Article 11.

             3.5.4 RIGHTS IN PROPRIETARY SCREENING ARRAY COMPOUNDS. Roche Bioscience shall own all right, title and interest in the Proprietary Screening Array Compounds delivered by ArQule to Roche Bioscience under this Article. ArQule hereby assigns, transfers and conveys to Roche Bioscience all right, title and interest in these Proprietary Screening Array Compounds and any intellectual property rights therein. ArQule reserves the right to exclude from the delivered Proprietary Screening Array Sets any compounds that were licensed, reserved or otherwise committed to a third party or an internal ArQule program prior to shipment to Roche Bioscience ("Committed Compounds"). ArQule will use its best efforts to identify such Committed Compounds before they are incorporated into the Production Plan, but in any event ArQule will identify such Committed Compounds during the registration process before the Committed Compounds are delivered to Roche Bioscience.

             ArQule shall not use any proprietary chemical components provided by Roche Bioscience except in the Proprietary Screening Array Program as directed by the Research Committee. ArQule shall not transfer such proprietary chemical components to any third party and shall return any unused amounts to Roche Bioscience when the Proprietary Screening Array Program is completed. Roche Bioscience agrees that the above restrictions on proprietary chemical components shall not apply to components that are in the public domain or provided to ArQule by a third party that is not under similar restrictions to Roche Bioscience.

             3.6 FINAL PAYMENT FOR DIRECTED ARRAY PROGRAM AND PROPRIETARY SCREENING ARRAY PROGRAM. In consideration of the completion of performance by ArQule of the



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             Directed Array Program and the performance of the Proprietary
             Screening Array Program, Roche Bioscience has paid ArQule [*], and ArQule hereby acknowledges such payment, which amount shall support FTEs as set forth below and shall be allocated between the Directed Array Program and the Proprietary Screening Array Program as directed by the Research Committee. It is anticipated by the parties that such funding will support approximately [*].

10. In Section 6.1.3 (with the heading "Roche Bioscience Patent Rights") of the Agreement, the words "or covering a Proprietary Screening Array Compound" are hereby added after the words "Roche Bioscience Derivative Compounds."

11. In Section 8.4 (with the heading "Publications") of the Agreement, the words "Proprietary Screening Array Compounds" are hereby added after the words "ArQule Derivative Compounds."

12. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.

              IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment No. 1 as a sealed instrument effective as of the date first above written.

       ROCHE BIOSCIENCE, a division of           ARQULE, INC.
       SYNTEX (U.S.A.) INC.

By: /s/ R.L. Whiting                              By: /s/ Eric Gordon
    ------------------------------------              --------------------------

Name: R.L. Whiting                                Name: Eric Gordon
      ----------------------------------                ------------------------

Title: SVP, Head, Neurobiology                    Title: President and CEO
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Exhibit A

Research Plan:  Proprietary Screening Arrays.*

      *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE MARKED PORTION.]













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